Exhibit 23.4

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation in this registration statement on Form S-4 of New England Community Bancorp, Inc., of our report dated January 23, 1998, except for Note 15 as to which the date is March 19, 1998, on our audits of the financial statements of Bank of South Windsor as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 which report is incorporated by reference in Bank of South Windsor's 1997 Annual Report 10-K. We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement-Prospectus which is part of such Registration Statement.


                                               /s/ Arthur Andersen LLP
                                               ------------------------------
                                               Arthur Andersen LLP




Hartford, Connecticut
June 23, 1998